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San Diego Gas & Electric Company

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PRELIMINARY COPY

SAN DIEGO GAS AND ELECTRIC COMPANY

INFORMATION STATEMENT

October 10, 2006

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

We are mailing this Information Statement beginning on October 10, 2006 to our shareholders entitled to vote on the approval of an amendment to our Articles of Incorporation to authorize us to issue Series Preference Stock. The Series Preference Stock would be a new class of our shares ranking junior to the Cumulative Preferred Stock and Preference Stock (Cumulative) that we currently are authorized to issue.

We are a direct subsidiary of Enova Corporation and an indirect subsidiary of Sempra Energy. Enova Corporation has advised us that it intends to approve the articles amendment by written consent. Consequently, no further approval of our shareholders will be required or is being sought.

THE ARTICLES AMENDMENT

The proposed amendment to our Articles of Incorporation would authorize us to issue up to 25 million shares of Series Preference Stock. The Series Preference Stock would be issuable from time to time in one or more series as determined by the Board of Directors which would be authorized, within certain limitations and restrictions, to fix the rights, preferences, privileges and restrictions of each series prior to issuing shares of the particular series. However, the Series Preferred Stock would rank junior to all shares of Cumulative Preferred Stock and Preference Stock (Cumulative) that are currently outstanding or that we may issue in the future.

Background

We currently are authorized by our Articles of Incorporation to issue 1,375,000 shares of Cumulative Preferred Stock, 10,000,000 shares of Preference Stock (Cumulative) and 255,000,000 shares of Common Stock. The Cumulative Preferred Stock and Preference Stock (Cumulative) rank on a parity with one another and senior to the Common Stock.

All of our authorized shares of Cumulative Preferred Stock have been previously issued and none remains available for issuance or would become available for issuance as we redeem or otherwise reacquire outstanding shares. Approximately 7,000,000 shares of our Preference Stock (Cumulative) remain available for issuance and outstanding shares that we redeem or otherwise reacquire would become available for reissuance.

The Preference Stock (Cumulative) may be issued in one or more series. Subject to certain requirements and limitations set forth in our Articles of Incorporation, the Board of Directors is authorized to fix the dividend rate, conversion rights, rights and terms of redemption, redemption prices and liquidation prices of each series prior to issuing shares of the particular series. However, our articles require that shares of all series of Preference Stock (Cumulative) be entitled to cumulative dividends.

Our Articles of Incorporation require the approval of the holders of two-thirds of the aggregate number of the outstanding shares of Preference Stock (Cumulative) and Cumulative Preferred Stock to increase the number of shares of either class or to authorize any class of shares that would be entitled to any preference over, or to parity with, the Preference Stock (Cumulative) or Cumulative Preferred Stock. Cumulative Preferred Stock is also entitled to general voting rights, with two votes per share, but our articles prohibit general voting rights for Preference Stock (Cumulative).

Purpose and Effect

To provide additional flexibility in meeting our equity financing requirements, the Board of Directors has determined that it is desirable and in the best interests of shareholders that we obtain authorization to issue preference shares that would rank junior to the Cumulative Preferred Stock and the Preference Stock (Cumulative) but could be issued with rights, preferences, privileges and restrictions that may differ from those permitted for the Cumulative Preferred Stock or the Preference Stock (Cumulative). In particular, the board believes that it may be advantageous to issue preference shares that, unlike the Cumulative Preferred Stock and Preference Stock (Cumulative), may not provide for cumulative dividends and, unlike the Preference Stock (Cumulative), may provide for general voting rights.

We expect that the additional preference shares would be issued from time to time for cash in public or private offerings. Their rights, preferences, privileges and restrictions, would be determined by the Board of Directors in light of corporate requirements and objectives and market conditions prevailing at the time of issuance.

Series Preference Stock

Consequently, the Board of Directors has approved an amendment to our Articles of Incorporation authorizing us to issue an additional class of preference shares designated as “Series Preference Stock” and consisting of 25 million shares. The Series Preference Stock would be in addition to the Cumulative Preferred Stock, Preference Stock (Cumulative) and Common Stock that we are currently authorized to issue and would rank junior to the Cumulative Preferred Stock and Preference Stock (Cumulative).

The Series Preference Stock would be issuable in one or more series. The Board of Directors would be authorized to establish the designation and number of shares of each series and their rights, preferences, privileges, and restrictions prior to issuing shares of the particular series, including the following:

•	Dividend rights (including dividend rates, dividend periods, payment dates, methods of dividend calculation, whether dividends are cumulative or noncumulative and the dates from which dividends would accumulate) and relative ranking and preferences as to dividends, but subject to the superior rights of the holders of Cumulative Preferred Stock and Preference Stock (Cumulative) to have received dividends at the full cumulative rate applicable to their shares before any dividends are declared, paid or set aside for the Series Preferred Stock or the Common Stock;

•	Liquidation preferences and relative ranking as to rights upon our liquidation, dissolution or winding up, but subject to the superior rights of the holders of Cumulative Preferred Stock and Preference Stock (Cumulative) to have received the liquidation prices applicable to their shares plus all accrued and unpaid dividends before any payment or distribution of any assets to the holders of the Series Preference Stock or the Common Stock;

•	Redemption provisions, if any, including any rights and terms of mandatory or optional redemption and sinking fund provisions;

•	Conversion rights, if any, including the securities into which convertible, conversion prices (or manner of calculation) and conversion period;

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Voting rights, if any, but subject to the voting rights of Cumulative Preferred Stock and Preference Stock (Cumulative) contained in the Articles of Incorporation, including (a) the rights of the holders of the Cumulative Preferred Stock and Preference Stock (Cumulative), voting together as a single class, to

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elect a majority of the Board of Directors in the event of our failure to have paid the equivalent of eight full quarterly dividends on any series thereof, and (b) the requirement for approval by the holders of two-thirds of the aggregate number of outstanding shares of Cumulative Preferred Stock and Preference Stock (Cumulative) (i) to authorize any class of shares entitled to any preference over, or to parity with, the Cumulative Preferred Stock and Preference Stock (Cumulative), (ii) to change any provisions of the Cumulative Preferred Stock or Preference Stock (Cumulative) in a manner prejudicial to the holders thereof, and (iii) to permit us to merge or consolidate with any corporation other than a wholly-owned subsidiary; and

•	Other rights, preferences, privileges, and restrictions, but subject to any superior rights of the holders of the Cumulative Preferred Stock or Preference Stock (Cumulative) provided in our Articles of Incorporation.

SHAREHOLDER APPROVAL

The amendment to our Articles of Incorporation has been approved by the Board of Directors but also requires shareholder approval before it can become effective. Under our articles and the California General Corporation Law to which we are subject, shareholder approval of the articles amendment requires the affirmative vote of both (i) the holders of a majority of our outstanding shares entitled to be voted on the amendment and (ii) the holders of shares representing a majority of the votes entitled to be cast.

Outstanding Shares and Voting Rights

The Board of Directors has fixed October 6, 2006 as the record date for the determination of our shareholders entitled to vote on the articles amendment. At that date our outstanding shares entitled to be voted on the amendment consisted of 1,373,770 shares of Cumulative Preferred Stock entitled to two votes per share, and 116,583,358 shares of Common Stock entitled to one vote per share. Shares of our Preference Stock (Cumulative), of which 2,690,000 shares were outstanding, are not entitled to be voted on the amendment.

All of our outstanding Common Stock is owned by Enova Corporation. These shares represent over 98% of our shares that are entitled to be voted on the articles amendment and over 97% of the votes entitled to be cast.

Approval by Enova Corporation

Enova Corporation, our parent corporation, has advised us that on November 10, 2006 or promptly thereafter it will, by written consent, vote all of our outstanding shares of Common Stock for the approval of the articles amendment. That approval will be sufficient to constitute requisite shareholder approval of the amendment by our shareholders. Accordingly, we are not soliciting approval of the amendment from our other shareholders.

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